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                                                                    Exhibit 99.1

News Release                                              [PARKER HANNIFIN LOGO]

DATE:        JULY 7, 1998
FOR RELEASE: IMMEDIATELY
CONTACT:
             Media -                            CONTACT: Financial Analysts -
             D.E. Logan, Corp. Communications            T.K. Pistell, Treasurer
             (216) 896-2752                              (216) 896-2130
             J.L. Bennett, Public Relations
             (216) 896-3258                     STOCK SYMBOL: PH-NYSE


PARKER HANNIFIN ANNOUNCES SPECIAL CHARGES; EXPECTS LOWER
THAN ANTICIPATED FOURTH QUARTER EARNINGS

     CLEVELAND, OHIO, July 7, 1998 -- Parker Hannifin Corporation announced today that while it expects record-level sales and earnings for the fiscal year ending June 30, its fourth quarter results will be affected by several extraordinary items.

     Fourth quarter results will reflect an acquisition-related charge equal to $.06 per share associated with the recent acquisition of UCC Securities Ltd., a European filter company. The charge resulted from an appraisal of the goodwill premium and research and development underway at UCC. Under generally accepted accounting principles, the in-process R&D purchased as part of the acquisition must be written off to expense as of the date of acquisition, which was April 30.

     In addition, an extraordinary charge of $.03 per share in the fourth quarter will result from the payment of the premium due to the early retirement of the Company's $100 million 10.375 percent debentures. The refinancing of this debt at current rates will result in savings of approximately $.02 per share per year in the near term.

     These charges will be partially offset by a fourth quarter settlement reached with the Internal Revenue Service resulting in a credit to interest income of $.02 per share.

     President and Chief Executive Officer Duane E. Collins said that, "Excluding these charges, the Company expects fourth quarter earnings, as of June 30, to approximate its all-time record of 81 cents per diluted share set during the same quarter of last year. However, we do not expect to meet the current analysts' expectations due to several reasons: the direct and indirect effects of the Asian financial crisis, the depressed semiconductor market and our current sales mix that is favoring some lower-margin businesses. In addition, the 10 acquisitions completed during the fiscal year, while accretive, are

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still in the early stages of integration and have yet to contribute margins comparable to our more mature businesses.

     "Business conditions a year ago during the fourth quarter of fiscal 1997 and into the first quarter of fiscal 1998 were very favorable and generated net after-tax returns on sales of 8.3 percent and 7.2 percent respectively. We stated at that time that we felt that such business conditions and margins were not sustainable. Unfortunately, the Asian crisis alone has shown this to be true."

     Mr. Collins pointed out that many of the conditions affecting this year's fourth quarter are expected to continue through the summer, including the added uncertainty of the General Motors strike.

     "Our orders for June were very strong," he added, "as were our shipments. Fiscal 1998 sales and earnings will end at record levels, and, on a yearly basis, we are very positive regarding our fiscal year 1999."

     Parker Hannifin's financial results for the fiscal year ending June 30 are to be released on July 30. A more detailed outlook for fiscal 1999 will be available then.

     Parker Hannifin is a worldwide leader in the production of motion and control components for hundreds of industrial and aerospace markets. For more information about Parker, visit the Company's Web site at www.parker.com.

                                     - 30 -

PHNR-9822

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